Exhibit 10.4

2017 Senior Executive Vice President, Worldwide Sales Compensation Plan

Name: David Rennyson (“Plan Participant”)

Effective Date: 1 January 2017

This document (the “Plan”) constitutes the full terms and conditions of your annual bonus plan for 2017 and supersedes all oral communications and prior writings with respect thereto. As Senior Executive Vice President, Worldwide Sales of MicroStrategy Incorporated (“MicroStrategy” and, collectively with its subsidiaries, the “Company”), you are eligible to earn for 2017: (i) an annual bonus described in Section 1 below (the “Contribution Margin Compensation”) and (ii) an annual bonus described in Section 2 below (the “Annuity Compensation”), in each case subject to the general terms set forth in Section 3 below, including, without limitation, the Company’s right of recovery under Section 3(f).

1)	Contribution Margin Compensation
a)

Any Contribution Margin Compensation for 2017 shall be determined by the Compensation Committee of MicroStrategy’s Board of Directors (the “Compensation Committee”) by multiplying (i) the Contribution Margin Rate (as defined below) by (ii) the Contribution Margin (as defined below).

b)	“Contribution Margin Rate” is defined as 1% (one percent).
c)	“Contribution Margin” is defined as Revenue (as defined below) minus Costs (as defined below).

(i)Revenue is defined as the Company’s Bookings for fiscal 2017 attributable to License, First Year Maintenance, Premium Support, Incremental Term License, Incremental Cloud License, and Education Services in transactions sold by the Sales department, plus 50% of the Company’s Bookings for fiscal 2017 attributable to Expert Services in transactions sold by the Sales department.  “Bookings” is defined as the amounts payable under contracts executed in fiscal 2017 during the twelve months following contract execution (with amounts payable under contracts for more than a twelve month period allocated on a straight line basis over the term of such contacts).

(ii)Costs is defined as the Company’s expenses accrued for fiscal 2017 of the Sales and Marketing departments for Salary, Benefits, Variable Compensation, Travel & Entertainment, and Purchase Orders plus the Company’s expenses accrued for fiscal 2017 for other costs of Sales and Marketing originating from non-Sales and non-Marketing departments that are cross charged to the Sales and Marketing departments.

2)	Annuity Compensation
a)

Any Annuity Compensation for 2017 shall be determined by the Compensation Committee by multiplying (i) the Annuity Rate (as defined below) by (ii) the annualized value of Renewal Contracts (as defined below) executed in fiscal 2017 less $317,637,000.

b)	“Annuity Rate” is defined as 1.5% (one and a half percent).
c)

The annualized value of Renewal Contracts shall be calculated by annualizing the total amounts owed under the applicable Renewal Contracts using a constant foreign exchange rate. “Renewal Contracts” is defined as the Company’s agreements related to Maintenance, Premium Support, Term License and Cloud.

3)	General Terms
a)

The Compensation Committee reserves the right to modify, suspend or terminate this Plan or any bonus payment in whole or in part, at any time, with or without prior notice or reason. The Compensation Committee may exercise discretion to reduce (but not increase) any amounts that would otherwise be payable under this Plan for any reason, including Plan Participant’s failure to comply with the general terms set forth in this Section 3 or due to a financial statement adjustment from a prior period.

b)

No Contribution Margin Compensation or Annuity Compensation shall be earned by or paid to Plan Participant under this Plan unless and until the Compensation Committee certifies in writing the level of achievement of the applicable performance metrics and the applicable corresponding bonus amount, if any.

c)

If Plan Participant’s employment with the Company terminates (regardless of the reason or cause of the employment termination) prior to payment of a bonus under this Plan, no such bonus shall be earned by or paid to Plan Participant under this Plan unless determined otherwise by the Compensation Committee in its sole discretion.

d)	The Compensation Committee may reduce bonus payments in the event the following conditions are not satisfied:
(i)	Plan Participant’s recording of all material activities in MicroStrategy’s appropriate systems of record;
(ii)

Plan Participant’s full compliance with all MicroStrategy policies, including but not limited to the MicroStrategy Code of Conduct, MicroStrategy Revenue Recognition Policy, MicroStrategy Quote System Policy, and the Contracts Negotiation and Approval Policy; and

(iii)	Plan Participant’s accurate and timely completion and submission of all required Representation Letters and Sales Disclosure Questions.
e)

The Company reserves the right to delay, withhold or suspend any bonuses pending the Compensation Committee’s determination of whether each of the above requirements (and all other bonus eligibility requirements set forth herein) have been met. The Company may recover any bonuses paid to Plan Participant if the Compensation Committee subsequently determines that Plan Participant did not meet one or more of the eligibility requirements described in this Plan, the amount calculated as the bonus amount payable was incorrect, or Plan Participant otherwise should not have received the bonus payment.

f)

Notwithstanding the calculations set forth in Sections 1 and 2, the Company shall be entitled to recover any bonus amounts paid to Plan Participant to the extent the bonuses calculated in accordance with Sections 1 and 2 include Revenue or annualized value of Renewal Contracts for which the Company does not ultimately receive payment from customers (the amount to be recovered to equal (i) the bonus amounts calculated pursuant to Section 1 and 2 above less (ii) the bonus amounts calculated pursuant to Section 1 and 2 above with Revenue and annualized value of Renewal Contracts adjusted to subtract the amount of Revenue and annualized value of Renewal Contracts for which the Company does not ultimately receive payment from customers). Any such amount to be recovered by the Company shall be deducted from future bonus amounts otherwise payable to Plan Participant until the amount has been recovered by the Company in full, to the extent permitted by law.  In the event that your employment with the Company terminates for any reason, any negative balance owed by you shall be deducted from your final payments (or severance pay if applicable) and any remaining negative balance owed by you following such deductions shall be repaid by you to the Company, in each case to the extent permitted by law.

g)

The Compensation Committee shall have sole responsibility for the administration, interpretation, and implementation of this Plan. Plan Participant must raise with the Executive Vice President, Human Resources, or if there is no Executive Vice President, Human Resources, the Chief Financial Officer, any issues he has concerning his bonus statement within 60 days from receipt of the statement.  Any claims arising from this Plan shall be forfeited if they are not asserted in writing during this period.  All decisions and determinations by the Compensation Committee relating to the Plan and any bonuses, whether or not relating to any issues raised by Plan Participant during the 60 days following receipt of his bonus statement, shall be final.

h)

This Plan is not an employment contract and does not guarantee or create any expectation of employment. Participation in this Plan does not grant Plan Participant the right to continued employment or any right to continuation in Plan Participant’s job assignment.

i)

Notwithstanding anything to the contrary set forth herein, in the event that the sum of the amount of the Contribution Margin Compensation and the Annuity Compensation calculated hereunder for 2017 (collectively, the “Aggregate Bonus Amount”) would exceed $8,000,000, the Compensation Committee shall reduce one or more such bonuses to the extent necessary such that the Aggregate Bonus Amount is less than or equal to $8,000,000.

MicroStrategy Confidential and ProprietaryPage 2 of 3

I acknowledge and accept this document as my annual bonus plan for 2017.

Plan Participant	MicroStrategy Services Corporation
Signature /s/ David Rennyson	Signature /s/ Phong Le
Name David Rennyson	Name Phong Le
Date 4/20/2017	Date 4/21/2017

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